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                                                                   EXHIBIT 10(U)



                      FORM OF DISABILITY BENEFIT AGREEMENT


Goodrich Corporation ("Goodrich") entered into a Disability Benefit Agreement identical to the form attached hereto with each of the following Goodrich executive officers on the dates indicated.

         Date                    Name
         ----                    ----
         08/01/94                Marshall O. Larsen
         03/01/98                Terrence G. Linnert
         08/01/94                Stephen R. Huggins
         03/01/96                John J. Grisik



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                                                                          (Date)


{{Title}}
{{Address1}}
{{City}}{{State}}{{PostalCode}}


Dear {{LastName}}:

Re:  DISABILITY BENEFIT AGREEMENT

         The purpose of this letter is to set forth the agreement (the "Disability Benefit Agreement") by The B.F. Goodrich Company (the "Company") in consideration of your past and future service to the Company or any of its subsidiaries or affiliates (hereinafter employment or duties with the Company shall include employment or duties with any subsidiaries or affiliates) to make benefit payments to you in the event you become totally disabled while on the rolls of the Company and prior to retirement from the service of the Company. THIS AGREEMENT TERMINATES ANY AND ALL PRIOR DISABILITY BENEFIT AGREEMENTS OR ARRANGEMENTS WHICH HAVE BEEN COMMUNICATED TO YOU BY THE COMPANY IN THE PAST. Payments under the Disability Benefit Agreement, which may be made to you, currently are not funded and will be made from the general assets of the Company.

         The Disability Benefit Agreement is as follows:

         1. Disability Benefit Amounts. In the event that you become totally disabled prior to termination from the service of the Company and before this Disability Benefit Agreement is otherwise terminated, the Company shall make monthly payments to you under this Disability Benefit Agreement during the period referred to in paragraph 3 hereof. The amount of each monthly payment hereunder will be set at a level so that the total of such payment and any monthly payments to you under the Long Term Disability Plan (as hereinafter defined), before reduction for plan offsets, equals sixty percent (60%) of your Benefit Earnings as defined in the Long Term Disability Plan as it may be amended from time to time, excluding however the limitation of Code Section 505(b)(7). The current definition of Benefit Earnings is contained in Attachment A.





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         2. Long Term Disability Plan. For purposed of this Disability Benefit
Agreement "Long Term Disability Plan" shall mean The B.F. Goodrich Long Term Disability Plan or any long term disability plan of any subsidiary or affiliate of the Company, including any predecessor or successor plan(s).

         3. Payments. To be eligible for payments under this Disability Benefit Agreement, participation is required in the Long Term Disability Plan. The payments provided for under paragraph 1 hereof shall commence simultaneously with the first monthly benefit payment paid to you under the Long Term Disability Plan and shall continue so long as you continue to receive monthly benefit payments thereunder.

         4. Restrictions and Alienation. Your rights and interests hereunder shall not be subject to assignment, alienation, anticipation, pledge, sale or transfer in any manner, nor be resorted to, appropriated or seized in any proceeding at law, in equity or otherwise. If you, without the written consent of the Company, attempt to assign, transfer, alienate or encumber your right to receive any payment hereunder or permit the same to be subject to alienation, garnishment, attachment, execution or levy of any kind, then thereafter during the period any payments are to be made hereunder, and also during any period in which you are incapable in the judgment of the Company of attending to your financial affairs, any payment which the Company is required to make hereunder may be made, in the discretion of the Company, directly to you or to any other person for your use or benefit or that of your dependents, if any, including any person furnishing goods or services to or for your use or benefit or the use or benefit of your dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete release to the Company with respect thereto, and the Company shall have no responsibility for the proper application thereof.

         5. Termination. This Disability Benefit Agreement may be modified, amended or terminated only as follows:

                  (a) By mutual consent of the parties evidenced by a writing signed by you and a duly authorized officer of the Company on its behalf.

                  (b) By the Company on at least three years prior notice to you.

                  (c) The Disability Benefit Agreement shall terminate automatically upon the date you terminate your service with the Company for any reason other than total disability.


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         Please acknowledge that you have read and understand the contents of this Agreement by singing the enclosed copy at the place provided for that purpose and returning it to the undersigned.

                                         Sincerely,

                                         The B.F. Goodrich Company

                                         By___________________________



         I hereby acknowledge that I have read and understand the contents of this Agreement. I further acknowledge that any and all prior disability benefit agreements which may have been communicated to me in the past have been terminated.


-------------------------                        ------------------------------
        (Date)



















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                                                                    ATTACHMENT A

"Benefit Earnings" means the regularly scheduled rate of compensation of the Employee, plus overtime, holiday pay, vacation pay, commissions, and bonus or incentive compensation paid by the Company to the Employee for a calendar year, for services rendered by the Employee to the Company. In addition, "Benefit Earnings" shall include tax-deferred contributions made on behalf of the Employee to the Tax-Deferred Savings Option of the Retirement Plus Savings Plan or any other cash or deferred arrangement under Section 401(k) of the Code, the Benefit Restoration Plan, and the BFG Flex Benefit program or any other cafeteria plan established by the Company under Section 125 of the Code, and shall include deferred incentive compensation for the Plan Year in which it would have been paid but for the deferral.

Notwithstanding the foregoing, "Benefit Earnings" shall exclude: (a) foreign service allowances, premiums and incentive payments; (b) long-term incentive compensation under any plan of the Company which provides bonus or incentive compensation based upon performance over a period in excess of one year; (c) deferred compensation in the Plan Year in which payment is received; (d) income arising from the exercise of stock options, including stock appreciation rights and limited stock appreciation rights; (e) Company contributions, including matching contributions, to employee benefit plans and reimbursements or payments in lieu thereof; (f) pay in lieu of vacation; (g) pension, profit-sharing or other retirement plan payments, whether or not made pursuant to a plan qualified under any applicable provisions of the Code; (h) amounts paid under the Company's Long Term Disability Plan or any other similar plan of an employer;
(i) severance payments, including those paid under the Company's Employment Termination Protection Plan, Employee Protection Plan and the Management Continuity Agreement; (j) irregular lump sum payments, special awards, and other forms of extraordinary or special compensation; (k) payments made under any successor plans to any plan described in (a) through (j) above; all of the foregoing as determined by the Company pursuant to uniformly applicable rules.





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